Exhibit 10(k)

Joint Venture and Shareholders' Agreement



This Agreement, dated as of March 15, 1994 by and between

Siemens Nixdorf Informationssysteme Aktiengesellschaft, a German corporation, with its registered seat in Paderborn and its principal place of business at Ott-Hahn-Ring 6, 81739 Munchen, Germany (hereinafter referred to as "SNI"), and

Structural Dynamics Research Corporation, an Ohio corporation, with its principal place of business at 2000 Eastman Drive, Milford, Ohio, USA 45150 (hereinafter referred to as "Structural Dynamics") and

SDRC Software Products Marketing Division, Inc., an Ohio corporation, with its principal place of business at 2000 Eastman
Drive, Milford, Ohio, USA 45150 (hereinafter referred to as "SPMD")

(Structural Dynamics and SPMD hereinafter referred to collectively as "SDRC").

                            -2-



Contents



Preamble



1.           Definition



I.   Formation of the Company

2.   The Company

3.   Share Participation

4.   Capital Contribution

5.   Contribution to the Capital Reserve


II.  Organization of the Company

6.   Bodies of the Company

7.   Shareholders' Meeting

8.   Shareholders' Council

9.   Management

10.  Staff

11.  Organizational Structure

12. - 14. deleted


III.  Operation of the Company

15.   Contracts

16.   Business Plans

17.   Financing

18.   Books and Records, Fiscal Year

19.  Guarantee of SNI and SDRC

20.  Other Obligations
                                       - 3 -




IV.   Duration and Termination, Default, Dissolution

21.   Duration and Termination

22.   Events of Default

23.   Remedies

24.   Dissolution

25.   deleted


V. Other Provisions

26.   Use of Intellectual Property, Confidentiality

27.   Representation and Warranties of SNI

28.   Representations and Warranties of SDRC

29.   Obligations Prior to Closing

30.   Conditions to Closing

31.   The Closing

32.   Other Provisions

33.   Miscellaneous

34.   Annexes 1-22

35.   Representation of SPMD

36.   Notices

Preamble

Whereas
A    SPMD has been engaged in the marketing and licensing of SDRC's mechanical design automation software known as I-DEAS throughout
Central and Eastern Europe;

B    SPMD is a 100% subsidiary of Structural Dynamics responsible for all marketing activities with regard to SDRC's software;

C    SNI is engaged in the development, marketing and licensing of software products to its affiliates and to third party end-users and distributors around the world;

D    SNI is 100% owned by Siemens Aktiengesellschaft with its
registered seat in Berlin and Munich;

E    SDRC and SNI desire to establish a company to be organized under the laws of Germany for the purpose of developing, supporting, marketing and distributing certain products;

F    SDRC and SNI desire to increase penetration of SDRC's I-DEAS software throughout SNI and Siemens and their affiliated companies utilizing the know-how and technology described above and SNI and SDRC desire to increase penetration of SNI's SIGRAPH-ET and SIGRAPH-DESIGN in the world-market.

Now, therefore, in consideration of the mutual covenants and agreements herein contained and intending to legally bound hereby, the parties hereto agree as follows:

1.  Definitions

The following terms have the following meanings when used in this Agreement, unless otherwise specified herein:

1.1 "Company" shall mean the joint venture company to be incorporated by the signatories to this Agreement.

1.2 "SDRC Software" shall mean the proprietary software of SDRC known as I-DEAS for use in the field of design automation.

1.3 "SNI Software" shall mean the proprietary software of SNI known as SIGRAPH-ET and SIGRAPH-DESIGN.

1.4   "Shareholders" shall mean Structural Dynamics, SPMD and SNI.

1.5 "Initial Term" shall mean the first three years of the Company according to Clause 21.1.

1.6 "Effective Date" shall mean the date on which the Company becomes effective according to Clause 2.7, i.e. March 31st, 1994.



1.  Formation of the Company

2.     The Company

2.1 SDRC and SNI shall establish a joint venture in the legal form of a "Gesellschaft mit beschrankter Haftung" (company with limited liability) pursuant to the laws of Germany with statutes as set out in Annex 1.

The joint venture shall be established by way of


   - purchasing the bare shell company named "GEL Gesellschaft zur Erforschung von Laserlichtquellen mbH", a German company with its registered seat in Munich, whose capital stock, of DM 50.000,-- is held to 100% by Siemens Aktiengesellschaft; Structural Dynamics will acquire a share of DM 25.100,-- and SNI will acquire a share of DM 24.900,--;

   - capital contributions of SDRC and SNI to GEL Gesellschaft zur Erforschung von Laserlichtquellen mbH as set out in Section 4 hereof;

   - resolutions of the Shareholders of GEL Gesellschaft zur
Erforschung von Laserlichtquellen mbH, as set out in Annex 2.

2.2  The name of the Company shall be "SDRC Software und Service
GmbH". The company shall be allowed to add the following expression to its name: "Ein Gemeinschaftsunternehmen von
Structural Dynamics Research Corporation und Siemens Nixdorf
Informationssysteme Aktiengesellschaft".

2.3 The Company shall have its registered seat and its administrative headoffice in Frankfurt/Main with its development and service center in Munich. The costs necessary for the movement of former offices within the Munich area within the first year after the Effective Date shall be paid by each Shareholder for its former offices. The Shareholders shall mutually agree upon the terms and location of offices of the Company.

2.4 The object of the Company shall be developing, supporting, marketing and distributing software for the Mechanical Design
Automation (MDA) and Electrical CAD (ECAD) market.

      The object shall be in particular

      - marketing, sales and services of SDRC Software, SNI
Software and software of the Company in the area of concurrent engineering and CAE/CAD/CAM and PDM for the MDA and ECAD market

      - development of applications for the MDA and the ECAD market especially the continuation of the development of the SIGRAPH-ET, SIGRAPH-DESIGN.

      The Company may perform all activities related to this object.

2.5   The Company shall have a capital stock of Deutsche Mark
1.000.000,--, divided into one share of Deutsche Mark 499.000,--, one share of Deutsche Mark 251.000,--, and one share of Deutsche
Mark 250.000,--.


2.6 If the profit of the Company is to be distributed it shall be distributed among the Shareholders in proportion of their respective shareholding.


2.7    The Company will be formed effective as of March 31st, 1994.


3.      Share Participation

3.1 Structural Dynamics, SPMD and SNI shall subscribe for shares of the capital stock of the Company as follows:


Structural Dynamics shall subscribe for one share of Deutsche Mark 225.900,-- (= 25,1% of the capital stock after consolidation with the share of DM 25.100,-- to be acquired by Structural Dynamics as described in Clause 2.1 above).

SPMD shall subscribe for one share of Deutsche Mark 250.000,-- (=
25,0% of the capital stock).

SNI shall subscribe for one share of Deutsche Mark 474.100,--(=
49,9% of the capital stock after consolidation with the share of DM 24.900,-- to be acquired by SNI as described in Clause 2.1 above).

3.2 The capital stock of the Company shall be paid up by way of contribution in cash as set out in Section 4 hereof.

3.3   Restrictions on Stock Transfer


3.3.1 SDRC and SNI (for purposes of this Section 3.3 "the parties") shall not sell, assign, transfer, encumber or otherwise dispose of all or part of its shares in the Company for the first three years after the effective date of this Agreement. Following this three-year-period, the sale of shares by either party hereto to third parties shall be subject to the following provisions:

   A   If either party hereto proposes to sell or assign all or
part of its shares in the Company it shall first offer them in writing to the other party hereto.

   B   If within two months from receipt of the offer the other
party hereto indicates in writing that it is not interested in purchasing the shares or does not reply to the offer of the offering party shall have the right to offer its shares to third parties. The other party shall also provide the offering party with a list of up to five third party names which the offering party may not sell its shares to under any circumstances.

    C   If within two months from receipt of the offer the other
party hereto indicates in writing that it is interested in purchasing the shares, the parties hereto shall seek to agree on a reasonable purchase price.

    D   If the parties hereto fail to agree on the purchase price
within 4 months from the time the offer was received, they shall forthwith ask the chartered accountants, Price Waterhouse or any other chartered accountants agreed to by the parties to prepare an opinion of the price to be paid for the shares. This price shall be a reasonable arms' length price on the basis of a willing buyer and a willing seller of the relevant number of shares. Each party hereto shall pay 50% of the cost of the opinion.

     E    The party hereto contemplating sale shall inform the
other party hereto within one month from delivery of the opinion whether it is prepared to sell the shares at the price resulting from the opinion. If the party contemplating sale refuses to sell the shares at that price, or if it does not inform the other party hereto within said period, it shall not have the right to sell the shares to third parties.

      F    The other party hereto shall inform the party
contemplating sale, within one month after the latter has indicated his willingness to sell pursuant to Clause 3.3.1 E hereof whether it is prepared to purchase the shares at the price given in the opinion. If the other party hereto refuses to purchase the shares at the price or if it does not within the period set inform the party contemplating the sale, the latter shall have the right to offer its shares for sale to third parties. The other party shall also provide the offering party with a list of up to five third party names which the offering party may not sell its shares to under any circumstances.


3.3.2 Before the transfer of the shares is completed to a third party the non-offering party has the right to require the shares to be sold to it on the same terms and price as offered to the third party. Such right shall be exercisable in writing within a period of six weeks after the party willing to sell has informed the party in writing of the name of the third party and the terms of sale.

3.3.3   The restrictions on transfer contained in Clauses 3.3.1 and
3.3.2 hereof shall not apply to the transfer of shares in the Company
         - to any other body corporate of which more than 50% of the issued voting share capital is owned directly or indirectly by the selling party or which itself owns directly or indirectly more than 50% of the issued voting share capital of the selling party


          - to Siemens Aktiengesellschaft or to any other body corporate of which more than 50% of the issued voting share capital is owned directly or indirectly by Siemens Aktiengesellschaft in the case of SNI being the selling party.

The sale of share according to Clause 3.3.3 hereof shall be effected under the condition that the selling party procures that the acquiring body corporate shall enter into an agreement to retransfer the shares to the selling party if the holding by the selling party of voting shares in the acquiring body corporate decreases below 50%.

3.4 Any shares issued by capital increase shall be offered by the Company to Shareholders of the company exclusively. The Shareholders have the preemptive right to subscribe the shares issued thereby in proportion of their then respective Shareholding. If one Shareholder refuses to accept such offer in whole or in part the other Shareholders are entitled to subscribe to the portion of shares not subscribed to, by the refusing Shareholder, in pro-portion of their respective Shareholding.

          If the participation of SNI decreases by reasons of increase of capital not subscribed by SNI, SNI shall nevertheless retain all rights and obligations stipulated in this Agreement.
The same shall apply in favour of SDRC.

3.5 If SDRC comes under outside control in that 50% or more of SDRC's voting rights are held directly or indirectly by a third party, SNI may require SDRC to buy or SDRC may require SNI to sell all or part of SNl's shares in the Company at a price to be determined in accordance with Clause 3.3 hereof. This price however shall in any case not exceed DM 30 million. The above mentioned right of SNI shall be exercised not later than 3 months from the time SNI learned of the change in control and the above mentioned right of SDRC shall be exercised not later than 3 months from the time SDRC learned of the change in control. Should the conditions as set out above in sentence 1 of this Clause 3.5 have already been existing and have been disclosed in writing at the time this Agreement is concluded, this shall not be deemed to be outside control within the meaning of this provisions.

3.6 SDRC has the option to buy all of the shares of the Company owned by SNI, at any time after the first three years if the Company has decided to discontinue the SIGRAPH development according to Clause 8.4 lit. B. The total purchase price for the SNI shares shall be equal to 50% of the amount of any cumulative Company loss from the Effective Date of the Company to the date of discontinuance attributable to SDRC minus 50% of any cumulative Company loss attributable to the SNI portion of the Company's business as defined in Annex 21 for the same time period, but in no event less than 1 DM. If SDRC exercises this option, this Agreement and all contracts mentioned in Clause 15. shall terminate. SNI shall get a nonexclusive, transferable source-code licence of then current SNI Software as developed, modified or enhanced by the Company and market it under any name. All other software and technology remains with the Company.

3.7 Each party selling shares in accordance with the provision of this Section 3 shall procure that prior to and as a precondition of such transfer the buyer to whom its shares are intended to be sold shall

       - enter into a Confidentiality Agreement with the selling party prior to any negotiations;

       - enter into an agreement with the other party on substantially the same terms as are set out in this Agreement
(including this Clause) so far as it is appropriate.

4.   Capital Contribution

4.1 Structural Dynamics shall contribute DM 225.900,-- in cash to the Company in return for one share of Deutsche Mark 225.900,--.

4.2 SPMD shall contribute DM 250.OOO,-- in cash to the Company in return for one share of Deutsche Mark 250.000,--.

4.3 SNI shall contribute DM 474.100,-- in cash to the Company in return for one share of Deutsche Mark 474.100,--.

5.    Contribution to the Capital Reserve

5.1 Structural Dynamics shall contribute to the capital reserve of the Company DM 402.000,-- in accordance with the Capital Reserve Contribution Agreement as per Annex 3.

5.2   SPMD shall contribute to the capital reserve of the Company
DM 123.000,-- and the fixed assets as listed in Annex 4.

Furthermore SPMD shall transfer to the Company all contracts regarding the Frankfurt/Main office of SPMD for deliveries and services between SPMD and third parties, which are not fulfilled completely at the Effective Date and for which SPMD made or received prepayments. The amounts of such prepayments are specified in Annex 4 and shall be included in the calculation of the total amount to be contributed to the capital reserve.

The total amount of all contributions according to this Clause 5.2 is DM 400.000,--. The details of all transactions referred to in this Clause 5.2 shall be as set out in the Capital Reserve
Contribution Agreement as per Annex 5 and a list of all contracts mentioned above shall be attached thereto.

5.3 SNI shall contribute to the capital reserve of the Company in the fixed assets listed in Annex 6 in accordance with the Capital Reserve Contribution Agreement as per Annex 7. The total amount of all contributions according to this Clause 5.3 is DM 800.000,--.


II.  Organization of the Company

6.        Bodies of the Company

         The executive bodies of the company are

         - the Shareholders' Meeting (Gesellschafterversammlung)
         - the Shareholders' Council (Gesellschafterdelegation)
         - the Management (Geschaftsfuhrung)

7.      Shareholders' Meeting

7.1 The Shareholders' Meeting shall be chaired by the chairman of the Shareholders' Council or in case of his absence by a person to be elected as chairman by the Shareholders' present or represented.

7.2 The Shareholders' Meeting shall only resolve upon the following matters; all other matters are delegated to the Shareholders' Council as per Clause 8.3:

         - amendments to the statutes of the Company and to the rules of procedure for the Shareholders' Council;

         - sale of all or substantially all of the assets of the Company;

         - dissolution of the Company and disposition of the Company's property in case of its dissolution;

         - measures of capital increase or decrease;

         - all other matters if so required by strictly binding law.

7.3 Decisions of the Shareholders' Meeting shall be taken unanimously.

7.4 Rules of procedure for the Shareholders' Meeting shall be as set out in the statutes of the Company in Annex 1.

7.5 Each of the Shareholders agree to vote its stock so as to carry out the provisions of this Agreement, to keep and to increase the welfare of the Company, and to cause its representatives within the Company to do the same.

8.      Shareholders' Council

8.1 The Shareholders' Council shall consist of four representatives of the Shareholders. SDRC shall appoint two members and SNI shall appoint two members.

8.2     SDRC shall appoint the chairman of the Shareholders'
Council.

8.3 The Shareholders' Council shall exercise all rights and duties of the Shareholders' Meeting except such rights and duties which are assigned by law or this Agreement or its annexes to the Shareholders' Meeting.

     The Shareholders' Council shall annually adopt a three-year business plan which shall include at least the following items:

      - budget for the next fiscal year, and financial plan for the following two fiscal years, which includes investment, finance and headcount plans and transfer prices to SDRC;

      - software products to be developed, together with production objectives;

      - annual plans for the marketing and sublicensing of software products.

8.4 Decisions of the Shareholders' Council shall be taken by unanimous vote of all its members. If unanimity cannot be reached, the chairman of the Shareholders' Council shall have a casting vote (final decision), except the following matters, which require unanimity in any case:



A   Changes in the royalty rates between SDRC and the Company;

B   Start-up of new, changes in and discontinuation of development lines and any changes to the development budget, with the exception of reductions limited to the SIGRAPH development budget if there will be a need to avoid a change in planned profits due to a shortfall of revenue in the SIGRAPH product lines and/or in SNI's sale of I-DEAS. The casting vote may not be exercised however to reduce the SIGRAPH development budget below the sum of

   - all actual, planned or projected SNI royalties, including guaranteed royalties, to the Company in the relevant budget year,

   - all actual, planned or projected SDRC SIGRAPH royalties, including guaranteed royalties, to the Company in the relevant budget year,

   - all actual, planned or projected the Company SIGRAPH revenue in the relevant budget year;

C  Acquisition and sale of investment in any other enterprise;

D  Establishment or winding-up of subsidiaries or affiliates;

E  Issuance of debt securities exceeding DM 1.000.000,--;

F Discontinuation of or changes in the product lines SIGRAPH-ET and SIGRAPH-DESIGN;

G Sale or assignment of source code rights and conclusion or termination of agreements regarding proprietary rights or copyrights of SIGRAPH-ET and SIGRAPH-DESIGN;

H   Fundamental change in the structure, the scope or the character of the Company business;

I   Determination of the annual balance sheet and allocation of the financial results, in particular the distribution of earnings and dividends.

J   Termination of former SNI employees, except as provided in
Clause B.

8.5 Rules of procedure for the Shareholders' Council shall be as set out in Annex 8. Amendments to these rules of procedure shall by the Shareholders' Meeting.

9.   Management

9.1 The principal officers of the Company shall be the two managers ("Geschaftsfuhrer") who legally represent the Company in accordance with the statutes. One manager shall be proposed by SDRC and one manager shall be proposed by SNI, subject to consultations between SDRC and SNI before the respective proposals. The two proposed managers as well as two "Prokurists", one proposed by each party, shall be elected by the Shareholders' Council.

9.2 The manager nominated by SDRC (general manager) will be responsible for all operations of the Company and will jointly with the manager nominated by SNI legally represent the Company. The authority of the managers to represent the Company to third parties and to enter into external commitments and contracts is defined in more detail in the statutes of the Company.

9.3 Decisions of the management shall be taken by the general manager nominated by SDRC. He will keep informed the other manager of all business matters and business decisions.

  The following transactions of the manager require approval of the Shareholders' Council:

A All business plans, including the financial budget, the investment budget and the head count and sales plans and all other plans mentioned in Clause 8.3 above;

B   Agreements concerning general terms of employment and
specifications thereof;

C   Investments (including capitalized leases) over DM 50.000,--)
except the investment of surplus cash for periods of less than one year;

D   Acquisition and sale of investment in any other enterprises

E   Establishment of new business sites and change of the
administrative head-office;

F   Establishment or winding-up of subsidiaries or affiliates;

G   Sale or disposal of fixed assets other than in the ordinary course of business;

H   Issuance of debt securities exceeding DM 1.000.000,--;

I   Sale or assignment of source code rights;

J   Establishment or change of any significant accounting
principles and practices;

K    Startup of new lines, or discontinuation of or changes in
active product lines of the Company;
L   Fundamental change in the structure, the scope or the character of the Company business;

M   Entering into, modification or termination of employment
contracts if the annual salary exceeds DM 200.000,-- or, in case of a termination, if benefits of more than DM 100.000,-- shall be granted;

N   Termination of former SNI employees;

O   Making of capital expenditures not contained in the approved business plan;

9.4 The managers shall be bound vis-a-vis the Company to adhere to the restrictions which the laws, the statutes, the rules of procedure for the management or decisions of the Shareholders' Meeting or the Shareholders' Council, may have defined; they have to adhere to instructions given by the Shareholders' Meeting or the Shareholders' Council.

9.5 Rules of procedure for the management shall be as set out in Annex 9. Amendments to this rules of procedure shall be adopted by the Shareholders' Council.

10.  Staff

10.1 The Company shall employ former employees of SNI and SDRC as listed in Annex 10. During the Initial Term, SNI and SDRC shall use their best efforts to make members of their staff available to the Company to consult to a reasonable extent on matters including, but not limited to, tax, human resources, payroll, legal and accounting.

10.2 Current terms and conditions of the employment contracts, shall remain as they are at the Effective Date at least for one year except for the SNI bonus plan, SNI pension plans, "Belegschaftsaktien" for SNI employees and for the SNI company loan programs. Regarding the bonus plan, "Belegschafts-aktien" and the company loan programs the stipulations in the SNI letter to its former SNI employees (sample as per Annex 22) shall apply. Regarding the pension plans see Clause 10.4

10.3 Before hiring new employees, the Company shall examine whether employees from SDRC or SNI with the necessary qualifications are available, however the Company in its sole discretion will make the final hiring decision.

10.4 Any pensions liability resulting from the time before the Effective Date shall be borne by the former parent company and each parent company shall insofar indemnify the Company. SNI agrees to continue the pension plan agreements with its former employees.

The Company shall make an employer contribution for each former SNI employee to SNI in an amount defined by SNI. The above shall apply until the Company and the former SNI employees agree on an alternative pension plan.

10.5 The former parent company shall be responsible for the portion of annual payments (13th salary, bonus, "Erfolgsbeteiligung") to the employees according to the time of employment with the parent company (further details see Annex 22).

10.6 Upon dissolution of the Company or termination of employment from the Company, all costs relative to terminated employees will be divided proportionately between the time the employee with the Company and the time spent with SNI or SDRC and will be paid proportionately by the Company and SNI or SDRC. This shall only apply within the first three years after the Effective Date.

Upon termination of employment from the Company exceeding more than five people, all costs relative to office space will be divided proportionately between the former SNI employee and the former SDRC employee and will be paid in this proportion by SNI or SDRC. This shall only apply within the first three years after the Effective Date.

10.7 The parties agree, that - until all former SNI employees listed in Annex 10 have moved into the offices of the Company - the Company shall pay to SNI as remuneration for the office rent costs including infrastructure related to the former SNI employees who have not relocated a lump sum of DM 500,- per employee per month starting from the Effective Date.

11.  Organizational Structure

The Company shall have the organizational structure as set out in Annex 11. Amendments to the organizational structure shall be adopted by the Shareholders' Council.


12.-14. deleted


III.  Operation of the Company

15.  Contracts

15.1 SPMD shall assign all of its rights and obligations under the contracts listed in Annex 12 to the Company.

15.2 SPMD shall assign all of its rights and obligations under the real property leases described in Annex 13 to the Company.

15.3 SNI shall assign all of its rights and obligations under the contracts listed in Annex 14 to the Company.

15.4 SPMD and SNI respectively and the Company shall inform without delay the other contracting parties of the contracts listed in Annex 12, 13 and 14 that the Company will be entering into such contracts. SPMD, SNI and the Company shall use best efforts to get any necessary consent of the other contracting parties.

For as long as and insofar as any required consents of third parties to the assignment of the contractual rights and liabilities shall not have been obtained, the parties hereto shall in internal relations act as if the assignment had become effective as of the Effective Date.

15.5 SPMD and the Company shall enter into a distributor licence agreement (the "SPMD Distribution Agreement") in the form appended hereto as Annex 16 pursuant to which SPMD shall grant to the Company the right to distribute the SDRC Software in the defined territory upon the terms and conditions stated therein. To the extent this right is exclusive there will be an exception for Japan, existing contracts and for the International Business Machines Corp. (IBM)

The SPMD Distribution Agreement shall be coterminous with this Agreement, however if SNI acquires SDRC's shares in the Company pursuant to Clause 21.5 hereof, the SPMD Distribution Agreement shall continue for a three (3) years period on a non-exclusive basis.

15.6 SPMD and the Company shall enter into a subdistribution agreement (the "License Agreement SPMD") pursuant to which SPMD shall be authorized to subdistribute the software of the Company in the territory defined in the License Agreement SPMD which shall be in the form as set forth in Annex 17 attached hereto.

15.7 SNI and the Company shall enter into a license agreement (the "SNI Source Code License Agreement") pursuant to which SNI shall licence the SNI Software in source code form to the Company. Such licence will be exclusive to the Company and will continue in effect until the dissolution of the Company. The SNI Source Code Licence Agreement shall be in the form as set forth in Annex 18 attached hereto.

15.8 SNI and the Company shall enter into a subdistribution agreement (the "License Agreement SNI") pursuant to which SNI shall be authorized to subdistribute the SNI Software, SDRC Software and the software of the Company in the territory defined in the License Agreement SNI and throughout SNI and Siemens on a world-wide basis. The License Agreement SNI shall be in the form as set fort in Annex 19 attached hereto.

15.9 SNI is entitled to fulfill existing sales contracts throughout the world by licensing SIGRAPH-ET and SIGRAPH-Design. SNI will use its best efforts either to transfer those contracts to the Company or to terminate those contracts as soon as possible. The same shall apply to SDRC.

15.10 SNI and the Company shall enter into an agreement regarding the permission to use in a reference tag line the name "Siemens
Nixdorf" (Reference Tag Line Agreement) as set forth in Annex 20 A attached hereto.

Structural Dynamics and the Company shall enter into an agreement regarding the permission to use in a reference tag line the name "Structural Dynamics Research Corporation" and to use in the Company name the abbreviation "SDRC" attached hereto as set forth in Annex 20 B).

15.11 All contracts mentioned in this Clause 15 shall terminate if this Agreement terminates, otherwise agreed upon in this Agreement or its Annexes.

16. Business Plans

The initial business plans of the Company shall be as set out in Annex 21.

17. Financing

At the closing, SNI and Structural Dynamics will each lend DM 1.625.000,-- to the Company. The capital loan will be evidenced by promissory notes acceptable to SNI and Structural Dynamics, will bear interest at the same rate and, subject to Clause 24.3 b) hereof, will provide for repayment on identical terms. Beyond the initial capital loans described herein, neither party shall be obligated by virtue of this Agreement to make any additional loans or contributions to the Company. To the extent either party makes additional loans in the future, such loans shall not be senior to the initial capital loans hereunder.

18.        Books and Records, Fiscal Year

Full and accurate books of account and financial records shall be kept at the principal office of the Company, showing the condition of the business and finances of the Company and the share ownership of each Shareholder. Each Shareholder, or its designated representatives, shall have access to and may inspect and copy any part thereof. In addition, the Company shall forward monthly financial reports to each Shareholder, which reports shall be presented in such format and shall contain such information as the parties hereto shall agree. The fiscal year of the Company shall be the calendar year. At the end of each fiscal year, an audit of the Company's financial statements shall be performed by an independent accounting firm designated by the Shareholders' Meeting.

19.  Guarantee of SNI and SDRC

19.1 SNI guarantees that the Company shall receive the following minimum royalties due to licences sold by SNI: DM 9.375.000,-- in 1994 and DM 12.500.000, in each of the following two calendar years and DM 3.125.000,-- in 1997. Details regarding such guarantee are stipulated in Annex 19. This provision shall not apply if SDRC's annual software revenue in the MDA-software-world-market decreases below the 10th position according to International Data Corporation or any similar report.

19.2 SDRC guarantees that the Company shall receive the following minimum royalties due to SIGRAPH licenses sold by SDRC: DM
1.600.000,- in 1994 and DM 1.600.000,- in each of the following two calendar years. Details regarding such guarantee are stipulated in Annex 17.

19.3 If the pre-tax loss in either Shareholder's part of the business as defined in Annex 21 exceeds DM 400.000,--, in 1994, such Shareholder shall pay to the Company the amount in excess of DM 400.000,--.

20.       Other Obligations


20.1 SNI shall not develop, own, have any ownership interest in or actively promote any mechanical three dimensional solid modelling product for the Mechanical Design Automation market, except as provided herein.

20.2 Three months before expiry of the Initial Term SNI shall give an actual status to SDRC of all actual and planned revenues for the Company of SIGRAPH-ET and SIGRAPH-DESIGN distributed by SNI.

20.3 Should Siemens AG notify SNI of its intent to purchase any software products or services which are competitive with any software products or services of the Company, SNI will use reasonable efforts to persuade Siemens AG to reconsider its decision and purchase the Company's products and services.


IV.  Duration and Termination, Default, Dissolution

21  Duration and Termination

21.1 This Agreement and the rights and obligations of the parties hereto shall continue for an initial term of three years from the Effective Date (the "Initial Term"), unless previously terminated by written agreement of the parties or in accordance with the terms hereof, and shall be automatically renewed for successive one year periods thereafter unless written notice of termination is given by one party to the other at least six months in advance of the conclusion of the Initial Term, and at least six months in advance of the conclusion of each one year renewal period. Notwithstanding the termination of this Agreement, the rights and obligations of the parties hereto under Clause 26 hereof shall continue for a period of five years after the date of termination.

21.2 SDRC or SNI shall have the right to terminate this Agreement at any time during the Initial Term or any renewal period:

 - upon the occurrence of an event of default of the other
Shareholder pursuant to Clause 22 hereof;

 - if the Company becomes bankrupt, insolvent or shall have a substantial part of its properties confiscated by the action of any government.

21.3 Upon any termination of this Agreement the Company shall be dissolved, unless otherwise provided herein, and therefore the parties shall vote their respective shares and cause the Shareholders' Meeting and Shareholders' Council to take such actions as are necessary to dissolve the Company in accordance with the provisions of Clause 24 herein and applicable laws. During dissolution the provisions of this Agreement shall remain in effect.

21.4 Within 30 days after receipt of notice of termination during any renewal period the non-terminating party has the option to notify the terminating party of its intent to purchase all of the terminating party's Shares of the Company. The price for the shares shall be calculated according to the procedure described in Clause 23.2 herein.

If the non-terminating party does not notify the terminating party of its intent to purchase the shares, the Company has to be dissolved according to Clause 24.

21.5 SNI and SDRC shall both use their best efforts to encourage the employees listed in Annex 10 to join the Company. If within two (2) months from the Effective Date of the Company, any SNl or SDRC key personnel as defined in Annex 10 do not accept employment of the Company, SNI or SDRC may terminate this Agreement by providing the other party with four (4) weeks prior written notice.

22.        Events of Default

22.1 Any of the following events or circumstances shall constitute an event of default under this Agreement:

     a) Subject to Clause (e) below, if either Shareholder fails to observe or per form any term or provision of this Agreement and such failure is not remedied within fifteen days (sixty days in the case of failure to make a required capital contribution) or such other time period agreed to by the parties after notice of such failure is given to the Shareholder responsible for such failure by the other Shareholder; provided, however, if the failure cannot be corrected within the fifteen day period, the time for remedy shall be extended if it is possible to correct such failure and corrective action is instituted by the defaulting party within said fifteen day period and diligently pursued until the failure is corrected.

        b) If SDRC defaults under any written agreement between SDRC and the Company, duly executed by the proper officers of SDRC and the Company, respectively.

        c) If SNI defaults under any written agreement between SNI and the Company, duly executed by the proper officers of SNI and the Company, respectively.

        d) If either Shareholder, voluntarily or involuntarily, sells, pledges, assigns, transfers, or hypothecates its shares in the Company otherwise, than as provided in this Agreement.

        e) The insolvency or bankruptcy of a Shareholder or the admission by a Shareholder or its inability to pay its debts generally as they become due or if a liquidator trustee in bankruptcy, receiver or any other officer with similar powers shall be appointed with respect to either Shareholder or any of its assets; or

f) The default by either Shareholder of the provisions of Section 26 (Intellectual Property and Confidentiality) hereof by reason of its own actions or those of its employees, parent or affiliates.

22.2 Upon the occurrence of an event of default by one of the Shareholders hereunder the non-defaulting Shareholder shall have remedies set forth in Section 23 (Remedies) of this Agreement, in addition to its other remedies at law.

23.       Remedies

23.1 If an event of default of or relating to a Shareholder (for purposes of this Section 23, the "Defaulting Shareholder") occurs under this Agreement at any time, then the other Shareholder (for purposes of this Section 23, the "Non-Defaulting Shareholder") may, at its option, in addition to its other remedies at law, by written notice to the Defaulting Shareholder, purchase all of the shares held by the Defaulting Shareholder at the price and on the terms set forth in Section 23.2 below.

23.2 Upon notice from the Non-Defaulting Shareholder to the Defaulting Shareholder under Section 23.1 above, the purchase price of the shares to be sold shall be determined by Price Waterhouse or any other chartered accountants agreed to by the parties as appraiser on the basis of the fair market value of the shares involved, valuing the Company on a going concern basis. The cost of such appraisal shall be paid by the Company. The price which the Non-Defaulting Shareholder shall pay the Defaulting Shareholder shall be equal to such appraised value and shall be paid to the Defaulting Shareholder by certified or cashier's check within thirty days of the receipt of such appraisal. At the time such purchase price is paid, the Defaulting Shareholder shall undertake all necessary action to transfer ownership of its shares to the Non-Defaulting Shareholder.

24.  Dissolution

24.1 Dissolution due to termination within the Initial Term or at the end of the Initial Term:

Following the dissolution of the Company the following shall apply:

        a) All versions of the source code of the SNI Software including all Documentation have to be returned to SNI. SNI shall be granted for no charge all rights to the SNI Software in source and object code form on an exclusive basis.

        b) SNI shall enter into a non-exclusive distribution agreement with SPMD regarding the SNI Software in object code form. The conditions and the territory of this distribution agreement shall be the same as in the License Agreement SPMD as per Annex 19. The initial term shall be not less than three (3) years and the royalties shall be 40%.

        c) SPMD shall enter into a non-exclusive distribution agreement with SNI regarding the SDRC Software in object code form. The conditions and the territory of this distribution agreement shall be the same as in the SPMD Distribution Agreement as per Annex 16. The initial term shall be not less than three (3) years and the royalties shall be 40%.

         d) Regarding the costs relative to the termination of employment from the Company Clause 10.6 shall apply, if the Company is dissolved due to termination of this Agreement within the Initial Term. In case of termination at the end of the Initial Term each party shall bear all costs relative to termination of employment for its former employees; this includes also the time the employees spent with the Company.

24.2  Dissolution due to termination in any renewal period:

    Following the dissolution of the Company the following shall apply:


a) SPMD and SNI shall be granted a perpetual non-exclusive transferable source code license to the SNI Software for no charge as stipulated in the relevant license agreements as per Annex 17 and 19.

b) SPMD shall enter into a non-exclusive distribution agreement with SNI regarding the SDRC Software in object code form. The conditions and the territory shall be the same as in the SPMD Distribution Agreement as per Annex 16. The initial term shall be not less than three (3) years and the royalties shall not increase more than 5% per year.

24.3     Dissolution due to any termination

  Following any dissolution of the Company the following shall apply:


a) With regard to the software and technology developed, acquired and owned by the Company and all intellectual property rights thereof, the parties shall, following any dissolution of the Company, become equal owners of the software for no charge. The stipulations of Clause 24.2 a) shall apply accordingly.

b) The parties hereby agree that all assets legally available for the distribution to the parties, after payment in full of all third party claims, shall be distributed in the following order of priority:

     - Payment to Structural Dynamics and SNI of all outstanding loans made pursuant to Clause 17 hereof.

     - Payment to each of the parties of the remaining outstanding balance, if any, of any other loans or outstanding indebtedness of the Company to the parties, in proportion to their respective equity interests.

Distribution of the remaining available assets in proportion to the respective equity interests of the parties.

The parties agree to include appropriate provisions in the Statutes of the Company, if necessary, in order to give effect to these provisions.

c) All license and maintenance contracts between the Company and its customers shall be transferred to SPMD, except such contracts regarding SNI Software which are defined by SNI to be transferred to SNI. If any customer opposes any transfer of any of its contracts with the Company, the parties hereto will use all efforts to come to an agreement with such customer.

25.      deleted


V.  Other Provisions

26.  Use of Intellectual Property, Confidentiality

26.1 While this Agreement is in effect and for a period of five years after termination of this Agreement, without the other Shareholder's written consent, neither Shareholder shall use for purposes other than as contemplated in this Agreement or disclose to any person or entity (other than a parent or affiliate of such Shareholder), any know-how or trade secret, kept in the other Shareholder's or the Company's written records which was obtained from the other Shareholder or the Company as a result of such Shareholder's ownership of common stock; provided, however, that a Shareholder may disclose to any other person or entity or use any know-how or trade secret obtained from the other Shareholder or the Company which was (i) known prior to the date of the Confidentiality Agreement between SDRC and SNI to such Shareholder as evidenced by dated or dateable written or printed records at the time of its disclosure to such Shareholder by the other Shareholder or by the Company, as the case may be; (ii) was in the public domain prior to its disclosure hereunder, or after disclosures hereunder becomes part of the public domain through publication or otherwise through no fault of such Shareholder; (iii) becomes lawfully

                    -30-
available to such Shareholders from a third party which has not acquired it directly or indirectly from the other Shareholder or the Company, and which third party has not required such Shareholder to hold it in confidence; or (iv) is independently developed or acquired by such Shareholder without the use of, or reference to, the know-how or trade secrets of the other Shareholder or the Company.

26.2 Each Shareholder shall inform its employees and/or its parent or any affiliate, to whom it has disclosed know-how or trade secrets of the Company or the other Shareholder, of the confidential nature of such information and shall be responsible for any disclosure of such information to a third party by its employees, parent or affiliates in violation of the provisions of this Agreement.

27.       Representations and Warranties of SNI

27.1 SNI hereby represents and warrants to SDRC that the following statements are true and correct:

      - SNI has full corporate power and authority to enter this Agreement without the consent of any other person, organization or entity, and this Agreement represents the valid and binding agreement of SNI enforceable in accordance with its terms. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated by this Agreement will not, with respect to SNI or its subsidiaries; (a) violate any provision of their certificates of incorporation or by-laws (or equivalent governing corporate documents); (b) violate terms of the material agreement, law, regulation, order, arbitration, award judgment or decree or other restrictions of any other kind or character to or by which they are subject or bound or to which any of their assets or stock is subject; (c) constitute an event which would permit any party to terminate any agreement or to accelerate the maturity of any indebtedness or obligations of its business; or
(d) result in the creation or imposition of any lien, charge, or encumbrance on any of the assets transferred pursuant to this Agreement for the benefit of a third party.

- -The execution and delivery of this Agreement and the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of SNI.

 - SNI is the sole owner of the fixed assets to be transferred to the Company pursuant to this Agreement free and clear of any mortgage, lien, security interest, encumbrance or restriction of any kind and SNI shall convey good and marketable title to such assets to the Company at the closing.

- - SNI has complied in all material respects with all national, regional and local laws in connection with the execution and delivery of this Agreement and the completion of the transactions contemplated hereby. SNI has obtained the approval of all national, regional and local authorities necessary for this Agreement to become effective and to give effect to the transactions contemplated hereby.

28.     Representations and Warranties of SDRC


28.1 SDRC hereby represents and warrants to SNI that the following statements and true and correct:

 - SDRC has full corporate power and authority to enter into this Agreement without the consent of any other person, organization or entity, and this Agreement represents the valid and binding agreement of SDRC enforceable in accordance with its terms. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated by this Agreement will not, with respect to SDRC or its subsidiaries; (a) violate any provisions of their certificates of incorporation or by-laws (or equivalent governing corporate documents); (b) violate terms of the material agreement, law, regulation, order, arbitration award judgment or decree or other restrictions of any other kind or character to or by which they are subject or bound or to which any of their assets or stock is subject; (c) constitute an event which would permit any party to terminate any agreement or to accelerate the maturity of any indebtedness or obligation of its business; or (d) result in the creation or imposition of any lien, charge, or encumbrance on any of the assets transferred pursuant to this Agreement for the benefit of a third party.

 - The execution and delivery of this Agreement and the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of SDRC.

 - SDRC is the sole owner of the fixed assets to be transferred to the Company pursuant to this Agreement free and clear of any mortgage, lien, security interest, encumbrance or restriction of any kind and SDRC shall convey good and marketable title to such assets to the Company at the closing.

 - SDRC has complied in all material respects with all national, regional and local laws in connection with the execution and delivery of this Agreement and the completion of the transactions contemplated hereby. SDRC has obtained the approval of all national, regional and local authorities necessary for this Agreement to become effective and to give effect to the transactions contemplated hereby.

29.  Obligations Prior to Closing

29.1 SDRC and SNI shall each comply promptly with the notice and reporting requirements of any applicable laws with respect to the transactions.

29.2 Each party shall use its best efforts and cooperate with the other in good faith to the extent reasonably required in order to satisfy the conditions set forth in Section 30 (Conditions to Closing) and fully to accomplish the transaction in an expeditious fashion. Neither party shall take or fail to take any action within such party's reasonable control, the effect of which would be to prevent or unreasonably delay the satisfaction of any condition to its or the other party's obligations contained in
Section 30 (Conditions to Closing) or the consummation of the transaction in accordance with this Agreement.

30.       Conditions to Closing

30.1 The obligation of SNI to complete the transaction is subject to the satisfaction (or waiver by SNI) of all of the following conditions:

 - The representations and warranties of SDRC contained in Section 28 shall be true and correct in all material respects as of and at the Closing Date with the same effect as though made on the Closing Date, except for changes permitted or contemplated by this Agreement and except to the extent that any representation or warranty is made herein as of such specified date, in which case such representation or warranty shall be true in all material respects as of such specified date.

- - SDRC shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed by it at or prior to the Closing Date.

- - SDRC shall have delivered to SNI duly executed copies of all agreements, instruments and other items described in or deliverable pursuant to this Agreement.

- - To the best of SDRC's knowledge no statute, ordinance, regulation, order or injunction of any court or governmental agency of competent jurisdiction shall be in effect that restrains or prohibits SDRC from carrying out the transaction contemplated by this Agreement.

- - There shall be no action or proceeding pending or threatened by or before any court or governmental authority challenging the transaction or any transaction related thereto or seeking to restrain, prevent, or change the transaction or seeking damages in conjunction with, or by reason of, the transaction.

30.2 The obligation of SDRC to complete the transaction is subject to the satisfaction (or waiver by SDRC) of all the following conditions:

 - The representations and warranties of SNI contained in Section 27 shall be true and correct in all material respects as of and at the Closing Date with the same effect as though made on the Closing Date, except for changes permitted or contemplated by this Agreement and except to the extent that any representation or warranty is made herein as of such specified date, in which case such representation or warranty shall be true in all material respects as of such specified date.


- - SNI shall have performed or complied in all material respects with all agreements and covenants required by the Agreement to be performed by it at or prior to the Closing Date.

- - SNI shall have delivered to SDRC duly executed copies of all agreements, instruments and other items described in or deliverable pursuant to this Agreement.

 - To the best of SNI's knowledge no statute, ordinance or regulations, order or injunction of any court or Governmental agency of competent jurisdiction shall be in effect which restrains or prohibits SNI from carrying out the transaction contemplated by this Agreement.

 - There shall be no action or proceeding pending or threatened by or before any court or governmental authority challenging the transaction or any transaction related thereto or seeking to restrain, prevent, or change the transaction or seeking damages in conjunction with, or by reason of, the transaction.

31.         The Closing

31.1 The transactions contemplated by this Agreement shall close and all deliveries to be made at the closing shall take place on March 15th, 1994 (Closing Date) at the offices of SNI, or at such other time, date or place as the parties may agree. All actions taken at the closing shall be deemed to occur simultaneously and the closing shall be effective as of the close of business on the Closing Date.

31.2 At Closing, SNI shall execute and/or deliver to SDRC, against execution and/or delivery by SDRC of the items specified in Section 31.3:

 - Certified copies, dated as of the Closing Date, of resolutions of Management (Vorstand) of SNI and/or Siemens AG authorizing the transaction;

 - The agreements described in Section 15, together with the payments and other items provided for in such agreements; and

 - All other certificates, Schedules, Exhibits, and attachments, in completed form, which are required by the provisions of this Agreement, unless such obligations are waived at or prior to the closing by SDRC.

31.3 At the closing, SDRC shall execute and/or deliver to SNI, against execution and/or delivery by SNI of the items specified in
Section 31.2

 - Certified copies of, dates as of the Closing Date, of resolutions of the Board of Directors of SDRC authorizing the Transaction;

 - The agreements described in Section 15, together with the payments and other items provided for in such agreements; and

 - All other certificates, Schedules, Exhibits, and attachments, in completed form, which are required by the provisions of this Agreement, unless such obligations are waived at or prior to the closing by SNI.

31.4 All instruments delivered at closing shall be dated as of the Closing Date and shall be reasonably satisfactory to the party receiving the benefit thereof.


32.      Other Provisions

32.1  Federal Cartel Office

  This Agreement shall not become effective unless the Federal
Cartel Office has informed one party in writing that the notified merger plan is not prohibited by the terms of Section 24 (a) (1) of the German Antitrust Law or if:

  - no such clearance in writing is received, the Federal Cartel Office does not within one month of acknowledgement by it of receipt of the complete notification by the parties give notice that it intends to begin or has begun an examination of the notified merger plan, or

  - the Federal Cartel Office does not prohibit the notified merger plan within a four month period after receipt of the complete notification or within the extended period as assented to by the parties, or

   - a prohibition notification by the Federal Cartel Office is validly overruled.

32.2  Applicable Law

  The substantive law applicable to this agreement and its annexes is the law in force in Germany.

32.3  Arbitration

   a) Any differences or disputes arising from this Agreement or from agreements regarding its performance shall be settled by an amicable effort on the part of the parties to this Agreement. An attempt to arrive at a settlement shall be deemed to have failed as soon as one of the parties hereto so notifies the other party in writing.

  b) If an attempt at settlement has failed, the disputes shall be finally settled under the rules of conciliation and arbitration of the International Chamber of Commerce in Paris (Rules) by three arbitrators appointed in accordance with the rules.

  c)  The place of arbitration shall be Frankfurt/Main, Germany.
The procedural law of this place shall apply where the Rules are silent. The arbitration shall be conducted in the English language.

  d) The arbitral award shall be substantiated in writing. The arbitral tribunal shall decide on the matter of costs, of the arbitration.

33. Miscellaneous

33.1 This Agreement constitutes the entire agreement and understanding between the Shareholders pertaining to the matters referred to herein, and supersedes all prior negotiations, commitments, understandings, agreements, representations, and warranties, whether oral or written, previously entered into by them with respect thereto.

33.2 SNI and SDRC agree that the Distributor Agreement signed between SNI and SDRC concerning the SIGRAPH product dated March 19th, 1993 shall forthwith terminate in its entirety. Furthermore SNI and SDRC agree that the Distributor Agreement between SDRC and SNI concerning the IDEAS product shall automatically terminate when SDRC has delivered to SNI all updated copies of IDEAS for the $3.0 million shipment in 1993. SNI and SDRC agree that SDRC will provide the updated copies for a value of $1.0 million (SNI purchase price) per year.

33.3 No amendment or other modification to this Agreement shall be valid or binding upon the Shareholders unless such amendment or modification is in writing and signed by both Shareholders.

33.4 No waiver by a Shareholder of any breach, failure or default in performance by the other Shareholder and no failure, refusal or neglect by a Shareholder to exercise any right hereunder or to insist upon strict compliance with or performance of the other Shareholder's obligations hereunder, shall con-stitute a waiver by such Shareholder of the provisions of the Agreement with respect to any subsequent breach, failure or default and shall not constitute a waiver by such Shareholder of its right any time or thereafter to require strict compliance with the provisions hereof.

33.5 This Agreement shall inure to the benefit of and be binding upon the parties hereto and their permitted successors and assigns.

33.6. This Agreement has been jointly prepared by the parties and the provisions of this Agreement shall not be construed more strictly against either party hereto as a result of its participation in such preparation.

33.7 Except after consultation and agreement with the other party of this Agreement, neither SDRC nor SNI shall, and each of the parties shall use its best efforts to assure that none of its officers, directors, employees, agents or advisers of the Company shall, publicize, advertise, announce or describe to any governmental authority or other third person, the terms of this Agreement, the parties hereto or the transactions contemplated hereby, except as required by law or as required pursuant to this Agreement. Further, each party agrees not to publicly disclose to any third party for any reason the financial performance or prospects of the Company (except as may be required by law) without the consent of the other party.

33.8 Should any provision of this Agreement be invalid or unenforceable, then such provision shall be given no effect and shall be deemed not to be included within the terms of this Agreement, but without invalidating any of the remaining terms of this Agreement. The parties hereto shall then endeavour to replace the invalid or unenforceable provision by a clause which is closest to the intent of the invalid or unenforceable provision as may be required to make the provision valid and enforceable.

         In the event that any question is raised by any governmental agency as to any one or more of the provisions, or a portion of any such provision of this Agreement, the parties hereto agree to use their best efforts to find an appropriate solution to such question that is as close as possible to the parties original intentions.

33.9 This Agreement may be executed in any number of counterparts, each one of which shall be an original and all of which shall constitute one and the same document.

33.10 Unless otherwise provided in this Agreement SNI and SDRC shall each bear their own fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby (including without limitation all fees and expenses of counsel).

34. The following Annexes are an integral part of this agreement. In case of a contradiction between any Annex and this Agreement, this Agreement shall prevail:

         Annex 1:    Statutes of the Company in German language.
The English translation is for convenience only.
         Annex 2:    Resolutions of the Shareholders of GEL
Gesellschaft zur Erforschung von Laserlichtquellen mbH (bare shell company)
         Annex 3:    Capital Reserve Contribution Contract of
Structural Dynamics
         Annex 4:    Assets and liabilities contributed by SPMD
         Annex 5:    Capital Reserve Contribution Contract of SPMD
         Annex 6:    Assets contributed by SNI
         Annex 7:    Capital Reserve Contribution Contract of SNI
         Annex 8:    Rules of procedure for the Shareholders'
Council
         Annex 9:    Rules of procedure for the Management
         Annex 10:   List of employees
         Annex 11:   Org-chart
         Annex 12:   List of SPMD contracts
         Annex 13:   List of SPMD real property leases
         Annex 14:   List of SNI contracts
         Annex 15:   deleted
         Annex 16:   SPMD Distribution Agreement
         Annex 17:   License Agreement SPMD
         Annex 18:   SNI Source Code License Agreement
         Annex 19:   License Agreement SNI

         Annex 20 A: Reference Tag Line Agreement
         Annex 20 B: SDRC Name Agreement
         Annex 21:   Business plans
         Annex 22:   Sample Employment Conditions

35.      Representation of SPMD

         All rights of Structural Dynamics and SPMD under this agreement and its Annexes can only be executed jointly by Structural Dynamics and SPMD. The same applies to all actions whatsoever, in particular to the voting in the bodies of the Company. SPMD will be represented in any case by Structural Dynamics.

36.      Notices

         All notices permitted or required to be given by either Shareholder in accordance with the provisions of this Agreement shall be in writing and shall be deemed duly given if (i) delivered by hand; (ii) sent via overnight mail; or (iii) transmitted by telex, fax or other wire service and confirmed by prepaid registered or certified letter, properly addressed to the Shareholder to whom notice is to be given, at its address as listed below:
                     For Structural Dynamics and SPMD:
                     Structural Dynamics Research Corporation
                     2000 Eastman Drive
                     Milford, Ohio 45150
                     Attention: Vice President, General Counsel

                     For SNI:
                     Siemens Nixdorf Informationssysteme AG
                     Otto-Hahn-Ring 6
                     81739 Munchen
                     Attention: BU ES KL

         Any notice so given or made shall be deemed to have been given or made and received on the date of hand delivery, on the fifth business day following the date of mailing of the same, on the date of transmission by telex, fax or other wire service of the same, or on the second business day after mailing if sent via overnight mail, as the case may be. Any party may, from time to time by notice in writing given pursuant to the terms hereof, change its address for the purpose of this Agreement.
In witness whereof, the parties hereto have duly executed this
Agreement.
(place)                                     (date)


Siemens Nixdorf Informationssysteme AG Structural Dynamics Research
Corporation


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SDRC Software Products Marketing Division Inc.

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